                                                  CONFIDENTIAL TREATMENT REQUEST





* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


                                                                   EXHIBIT 4.6




                         LICENSE AGREEMENT (PACLITAXEL)

                                     BETWEEN

                         RESEARCH DEVELOPMENT FOUNDATION

                                       AND

                                 SUPERGEN, INC.

                                                 CONFIDENTIAL TREATMENT REQUEST






                                TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                               ----
ARTICLE I Definitions.............................................................................................2

ARTICLE II Grant of License.......................................................................................5
         Scope of License.........................................................................................5
         Right to Sublicense......................................................................................6
         Reference and Review.....................................................................................6

ARTICLE III Patents and Improvements..............................................................................6
         Patent Applications......................................................................................6
         Patent Prosecution.......................................................................................6
         Licensor Improvements....................................................................................7
         Licensee Improvements; Reporting.........................................................................7
         Licensee Improvements; Ownership.........................................................................7
         Assistance...............................................................................................8
         Improvements; Prosecution by Licensee....................................................................8
         Inclusions...............................................................................................8

ARTICLE IV Royalties and Other Consideration......................................................................9
         License Fee..............................................................................................9
         Royalty.................................................................................................10
         Term of Royalty Obligation..............................................................................10
         Sublicenses.............................................................................................11
         Deductions From Royalty Payments; Limitation on Deductions from Royalty Payments........................11
         Milestone Payments......................................................................................12
         Marketing Arrangements..................................................................................12
         Conditions..............................................................................................12

ARTICLE V Payment and Reports....................................................................................13
         Notice of Commercial Sale...............................................................................13
         Payments and Reports....................................................................................13
         U.S. Dollars............................................................................................13
         Progress Reports........................................................................................13
         Report on Termination...................................................................................14
         Books and Records.......................................................................................14
         Delinquent Payments.....................................................................................15

ARTICLE VI Effort to Commercialize...............................................................................15
         Commercialization Obligation............................................................................15


                                      -i-

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                                                 CONFIDENTIAL TREATMENT REQUEST

ARTICLE VII Protection of Patents................................................................................16
         Protection..............................................................................................16
         Notice of Infringement; Third Party Infringement........................................................17
         Notice of Infringement; Claim of Licensee Infringement..................................................18
         Assistance..............................................................................................18

ARTICLE VIII Disclaimer of Liability and/or Warranty.............................................................19
         No Warranty.............................................................................................19
         No Damages..............................................................................................20
         No Warranty of Quality or Usefulness....................................................................20
         Indemnification.........................................................................................20
         Insurance...............................................................................................21

ARTICLE IX Term and Termination..................................................................................21
         Term....................................................................................................22
         Termination for Cause; Insolvency.......................................................................22
         Default.................................................................................................22
         Termination Upon Notice.................................................................................23
         Discontinuance of Commercialization.....................................................................24
         Provisions Surviving Termination........................................................................24

ARTICLE X Representations and Warranties.........................................................................24
         Warranty to Title.......................................................................................24
         No Other Information....................................................................................25
         Power and Authority.....................................................................................25
         Compliance with Laws....................................................................................25

ARTICLE XI Agency/Partnership/Use of Name........................................................................25
         No Agency...............................................................................................25
         No Partnership..........................................................................................26
         Prohibition Against Use of Name.........................................................................26

ARTICLE XII Marking..............................................................................................27

ARTICLE XIII Nondisclosure of Confidential Information...........................................................27
         Additional Permitted Disclosures........................................................................28
         Non-Disclosure..........................................................................................29

ARTICLE XIV Miscellaneous........................................................................................29
         Captions................................................................................................29
         Notices.................................................................................................30
         Assignment..............................................................................................30


                                      -ii-

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                                                 CONFIDENTIAL TREATMENT REQUEST

         No Waiver...............................................................................................31
         Choice of Law and Jurisdiction..........................................................................31
         Severability............................................................................................31
         Further Acts............................................................................................31
         Entire Agreement........................................................................................31
         Successors and Assigns..................................................................................32


                                      -iii-
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                                                 CONFIDENTIAL TREATMENT REQUEST



                         RESEARCH DEVELOPMENT FOUNDATION

                                LICENSE AGREEMENT


         This License Agreement (hereinafter referred to as "Agreement") is made and entered into as of the 15th day of November, 1999 (the "Effective Date" of this Agreement), by and between RESEARCH DEVELOPMENT FOUNDATION (hereinafter referred to as "Licensor"), a Nevada nonprofit corporation having its office at 402 North Division Street, Carson City, Nevada, 89703;

                                       AND

SUPERGEN, INC. (hereinafter referred to as "Licensee"), a Delaware corporation having an office at Two Annabel Lane, Suite 220, San Ramon, California, 94583.

                                   WITNESSETH:

         WHEREAS, Licensor is a nonprofit organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986;
         WHEREAS, Licensor is the owner of certain inventions, discoveries, and know-how comprising certain Proprietary Property (as hereinafter defined);
         WHEREAS, Licensor is the owner of all the right, title and interest in and to said Proprietary Property and has determined that the grant of a license to Licensee is the only practicable manner in which the Proprietary Property can be utilized to benefit the public;
         WHEREAS, Licensor has filed or intends to file for patents and/or other protection therefor in the countries listed in Exhibit 2 hereto;


                                      -1-
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                                                 CONFIDENTIAL TREATMENT REQUEST

         WHEREAS, Licensee desires to obtain an exclusive, world-wide license from Licensor as described herein to produce, have produced, make, have made, manufacture, have manufactured, use, sell, rent and/or lease (hereafter referred to as "make, use or sell") methods, processes, or products of Licensor's
Proprietary Property; and
         WHEREAS, Clayton Foundation for Research ("Clayton"), Licensor and
Licensee have entered into a Research Agreement (Paclitaxel) of even date herewith whereby Clayton will conduct research in the field of interest relating to paclitaxel (hereafter the "Research Agreement"), which Research Agreement is incorporated by reference herein for all purposes;
         NOW, THEREFORE, in consideration of the above premises and the covenants herein, the parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the following respective meanings:

         1.1 The term "Proprietary Property" shall mean and include all Patent
Rights described in Exhibit 1 hereto and Know-How;

         1.2 The term "Patent Rights" shall mean any pending United States or foreign patent applications and issued patents now or hereafter owned or controlled by, or assigned to, Licensor which cover the Proprietary Property and any divisions, substitutions, continuations and continuations-in-part based thereon, any reissues,


                                      -2-
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                                                 CONFIDENTIAL TREATMENT REQUEST

reexaminations, patents of addition or importation, or other extensions thereof.

         1.3 The term "Know-How" shall mean all information, data, know-how, processes, materials, procedures, compositions, devices, protocols, designs, specifications, techniques, software, methods, and any clinical diagnostic and regulatory information or filings or other subject matter necessary or useful for the practice of inventions covered by the Patent Rights or Licensor
Improvements which is owned by Licensor. Know-How specifically includes existing data and/or regulatory filings related to the Patent Rights, made or contributed to or by Licensor or an Other Corporation (as defined herein), or Vernon Knight, M.D.

         1.4 The term "Licensed Proprietary Property" shall mean and include the Patent Rights and Know-How which are licensed hereunder to Licensee.

         1.5 The term "Product" shall mean a product or portion of a product that embodies an invention claimed, or which is specifically intended to be used to practice a method or process, within the Licensed Proprietary
Property and which is made, used or sold by or for Licensee (or its Affiliates or sublicensees).

         1.6 The term "Improvements" shall mean any improvement and/or modification of the Licensed Proprietary Property, wherein aerosol droplets contain one or more liposome particles.

         1.7 The term "Affiliate" shall mean any present or future companies, corporations, partnerships, joint ventures, business trusts or other business entities organized under the laws of any nation (a) with respect to which: (i) at least fifty percent (50%) in value of the total equity interests, (ii) at least fifty percent (50%) of the total


                                      -3-
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                                                 CONFIDENTIAL TREATMENT REQUEST

combined voting power of all classes of shares entitled to vote, or (iii) at least fifty percent (50%) of the profits interest in the case of a partnership, joint venture or other non-stock entity, is directly or indirectly under the control of Licensee, or (b) with respect to which Licensee has effective control, directly or indirectly. "Control" shall mean the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through an ownership interest or by contract or otherwise. The term "Licensee" wherever used herein shall include any Affiliate of Licensee.

         1.8 The term "Gross Revenues" shall mean the total amount received from third parties for the use or sale of Products less:

            (a) usual trade, cash and quantity credits, discounts, refunds or government rebates;

            (b) amounts for claims, allowances or credits for returns, retroactive price reductions or chargebacks;

            (c) special packaging charges and handling fees, and prepaid freight, sales taxes, duties and other governmental charges
                  (including value added tax) imposed directly on the seller with respect to such sales; and

            (d) credits for goods returned (not to exceed the original billing or invoice amount).

             No other allowance or deduction shall be made by whatever name known.

         1.9 The terms "commercialize" and "commercialization" shall mean the making, using, selling, or licensing by Licensee of the Product under such circumstances as may be


                                      -4-
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                                                 CONFIDENTIAL TREATMENT REQUEST

permitted by applicable international, federal, and state laws and regulations.

         1.10 The term "Field of Use" shall mean the applications described in
Exhibit 1A hereto.

         1.11 The term "Valid Claim" shall mean a claim of an issued and unexpired patent or a claim of a pending patent application which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise;
provided, however, that if any holding of invalidity, unenforceability or unpatentability is later reversed by a court or agency with overriding authority, the relevant claim shall be reinstated as a Valid Claim hereunder with respect to sales made after the date of such reversal. Notwithstanding the foregoing provisions of this Section 1.11, if a claim of a pending patent application has not issued as a claim of an issued patent within five (5) years after the date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement unless and until the patent is issued including such claim.

         1.12 The term "Final Report" shall mean a report by a principal investigator who has conducted a completed human clinical trial on a Product wherein the report provides primary and summary data and results from the completed human clinical trial on the Product.


                                   ARTICLE II
                                GRANT OF LICENSE


                                      -5-
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                                                 CONFIDENTIAL TREATMENT REQUEST

         2.1 SCOPE OF LICENSE. Licensor hereby grants and Licensee hereby accepts a worldwide, exclusive license under the Licensed Proprietary Property to make, use or sell Products for the Field of Use. Licensor shall not license any other party rights to deliver paclitaxel or analogues thereof, alone or in combination with another drug, in liposomes, lipid complexes or other liposome particles, to the respiratory tract via aerosol droplets.
         2.2 RIGHT TO SUBLICENSE. Licensor hereby grants and Licensee hereby accepts the right to grant sublicenses to others within the scope of and under the terms and conditions herein set forth. Licensee shall give written notice of such sublicenses to Licensor.
         2.3 REFERENCE AND REVIEW. Licensee will also have the right to review and reference the Know-How in any application or filing relating to the Proprietary Property with any governmental or regulatory authority before, on, or after the Effective Date and that was, is, or will be made or contributed to by Licensor, an Other Corporation (as defined herein), or Vernon Knight, M.D.


                                   ARTICLE III
                            PATENTS AND IMPROVEMENTS

         3.1 PATENT APPLICATIONS. Licensor agrees, at its own expense, to timely file patent applications relating to the Proprietary Property in the countries listed on Exhibit 2 hereto with regard to the Proprietary Property listed in
Exhibit 1 as of the Effective Date and with regard to Licensor Improvements as set forth in Section 3.3.
         3.2 PATENT PROSECUTION. Licensor further agrees to use its best efforts to prosecute such patent applications and to maintain any patents issued thereon.


                                      -6-


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                                                 CONFIDENTIAL TREATMENT REQUEST

Notwithstanding the foregoing sentence, in the event that Licensor within its sole judgment and discretion determines that prosecution or maintenance of a patent in a particular country is not economically viable or otherwise feasible, Licensor shall promptly notify Licensee of Licensor's intention to abandon such patent application or patent. Licensor shall not otherwise abandon a patent or patent application within the Patent Rights. Upon receipt of such notice, Licensee, in its sole discretion, may elect to assume responsibility (and to pay associated fees and expenses generated after Licensee assumes such responsibility) with respect to a patent application or patent which Licensor intends to abandon. The notice shall be provided sufficiently in advance of any deadlines or due dates such that Licensee has a reasonable time within which to assume responsibility and comply with the deadlines or due dates. Licensee may, in its sole discretion, abandon any patent application or patent for which it has previously assumed responsibility and will not be liable to Licensor in any way for such abandonment.

         3.3 LICENSOR IMPROVEMENTS. Licensor agrees to make available promptly to Licensee during the term of this Agreement any Improvements now or hereafter found, owned, or controlled by Licensor, and to submit to Licensee all available
Know-How pertaining thereto. Such Improvements in or to the Licensed Proprietary
Property and the corresponding rights throughout the world in patents or copyrights shall be the property of Licensor, and shall be included in the Licensed Proprietary Property licensed to Licensee subject to all of the terms and conditions set forth in this Agreement.

         3.4 LICENSEE IMPROVEMENTS; REPORTING. Licensee shall promptly submit to
Licensor during the term of this Agreement all available information and Know-How on


                                      -7-
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                                                 CONFIDENTIAL TREATMENT REQUEST

any Improvements, whether patentable, copyrightable or not, now or hereafter found, discovered, invented, owned, or controlled by Licensee.

         3.5 LICENSEE IMPROVEMENTS; OWNERSHIP. Any Improvements, whether patentable, copyrightable or not, now or hereafter made and found by agents or employees of Licensee either independently of agents or employees of Licensor
(or an "Other Corporation"), or jointly with others, shall be owned by Licensor and shall be considered as part of the Licensed Proprietary Property. The world-wide rights in the corresponding patents, patent applications, copyrights and/or know-how shall be the property of Licensor subject to all the terms and conditions of this Agreement, but licensed hereunder to Licensee by Licensor.
Licensee agrees to do all things necessary and required to vest in Licensor all right, title and interest in and to any such Improvements.

         3.6 ASSISTANCE. If patentable or otherwise protectable Improvements are now or hereafter made and found by agents or employees of Licensee or Licensor, either independently or jointly with others, and Licensor or Licensee considers it desirable to obtain patent, copyright or other protection thereon, the other party agrees to cooperate fully and to do all proper things necessary or desirable to obtain and maintain patent, copyright or other protection therefor throughout the world. Upon request, each party agrees to provide reasonable technical assistance and advice for purposes of filing and prosecuting patent applications and engaging in opposition, interference and enforcement proceedings with respect to patent applications and patents within the Patent
Rights or for Improvements.

         3.7 IMPROVEMENTS; PROSECUTION BY LICENSEE. Notwithstanding the provisions in


                                      -8-
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                                                 CONFIDENTIAL TREATMENT REQUEST

Section 3.6 above, if Licensor fails to file an application for patent or other protection therefor within six (6) months after receipt of a written request from Licensee to do so, Licensor shall be deemed to have consented to Licensee obtaining and maintaining the necessary protection therefor at Licensee's expense.

         3.8 INCLUSIONS. If either Licensor or Licensee files patent applications or otherwise obtains patent rights or copyrights which relate to the Licensed Proprietary Property, such patent application, patent rights or copyrights shall be included in the Licensed Proprietary Property, and Licensee shall have a license therefor under the terms and conditions set forth in this Agreement.


                                   ARTICLE IV

                        ROYALTIES AND OTHER CONSIDERATION


                                      -9-
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                                                 CONFIDENTIAL TREATMENT REQUEST

         4.1 LICENSE FEE. Upon Licensee's execution of this Agreement, Licensee shall pay Licensor an up-front non-refundable license fee consisting of Four Hundred and Ten Thousand Dollars ($410,000) payable in shares of and by transferring to Licensor shares of the common stock of SuperGen, Inc. Licensee guarantees, as described herein, the value of such shares to be no less than such dollar amount (the "Guaranteed Value") on the one (1) year anniversary of the date on which the shares are transferred to Licensor (hereafter the "Anniversary Date"). If, during the thirty (30) days preceding the Anniversary
Date (or the next trading date if the Anniversary Date is not a trading date), the common stock of Licensee has not traded on a public stock exchange for an average price resulting in such shares being worth on average at least the Guaranteed Value, then within thirty (30) days Licensee will pay to Licensor a sum in cash (or, at Licensor's option, in the equivalent value of additional unrestricted shares of the common stock of SuperGen, Inc.) equal to the difference between (a) the Guaranteed Value and (b) the average price at which the common stock of SuperGen, Inc. traded publicly during the thirty (30) days preceding the Anniversary Date multiplied by the number of shares transferred as the up-front non-refundable license fee under this Section 4.1. Any shares provided to Licensor will not be sold for at least one (1) year following the Anniversary Date, and no more than three thousand (3,000) of the shares shall be sold on any one trading date.

         4.2 ROYALTY. Licensee shall pay Licensor during the term of this Agreement an earned royalty of [ * ] on Gross Revenues. Only one (1) royalty shall be payable on a Product, regardless of the number of licensed applications and licensed patents of the Licensed Proprietary Property under which such Product has been manufactured, used or


                                      -10-
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                                                 CONFIDENTIAL TREATMENT REQUEST

sold. In the event that a Product is sold in combination as a single product with another product ("Combination Product"), active component or service (which product, component or service is not a portion of the Product) and whose sale and use are not covered by a Valid Claim of the Product in the country for which the combination product is sold, Gross Revenues from such sales for purposes of calculating the amounts due under this Agreement shall be calculated by multiplying the Gross Revenues of that combination by the fraction A/(A+B), where A is the gross selling price of the Product sold separately and B is the gross selling price of the other product, active component or service sold separately. In the event that no such separate sales are made by Licensee or its Sublicensee, Gross Revenues for royalty determination shall be reasonably allocated between the Product and such other product, active component or service, based upon their relative importance and proprietary protection.
Without limitation, liposomal compounds, paclitaxel and analogues thereof, and aerosol containers (nebulizers) are deemed to be portions of the Product.

         4.3 TERM OF ROYALTY OBLIGATION. Royalty payments shall be paid on the Products commencing on the Effective Date, and unless earlier terminated as provided herein, shall continue on a country-by-country and Product-by-Product basis until there are no remaining royalty payment obligations in a country, at which time the Agreement shall expire in its entirety in such country. Royalty payments shall cease for any patent which has been declared invalid or unenforceable by a final determination or judgment, or if this Agreement is terminated as hereinafter specified and provided.

         4.4 SUBLICENSES. Licensee will pay to Licensor [ * ] of all consideration


                                      -11-
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                                                 CONFIDENTIAL TREATMENT REQUEST

(including, but not limited to, royalties, minimum royalties, up-front payments, marketing, distribution, franchise, option, license or documentation fees, bonus and milestone payments, license maintenance fees, and equity-related securities) received from sublicensees of the Licensed Proprietary Property or the amount of royalty Licensee would have owed pursuant to Section 4.2 had it engaged in the same licensed conduct as said sublicensees, whichever is greater, as determined on a quarterly basis. Notwithstanding the above, it is understood and agreed that Licensor shall not be entitled to any share of amounts received by Licensee for pilot studies, research and development, the license or sublicense of any intellectual property other than the Licensed Proprietary Property, reimbursement for patent or other expenses, or as consideration for equity or debt of Licensee.

         4.5 DEDUCTIONS FROM ROYALTY PAYMENTS; LIMITATION ON DEDUCTIONS FROM
ROYALTY PAYMENTS. If Licensee or its Sublicensee is required to pay a third party under a Valid Claim with respect to the third party's intellectual property or technology in order to make, use or sell a Product, Licensee may deduct such amount from royalties due to Licensor for such Product.
Notwithstanding the foregoing provisions of this Section 4.5, wherever this Agreement provides that Licensee may deduct expenses, payments or other amounts from royalties payable to Licensor, (a) such deduction shall be applied only against royalties payable from the territory with respect to which such deduction arose, and (b) such deduction shall be prorated over such time as is necessary to assure that the royalties payable to Licensor from such territory in any period shall not be reduced by more than fifty percent (50%) of the amount that otherwise would be due Licensor


                                      -12-

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                                                CONFIDENTIAL TREATMENT REQUEST

pursuant to this Agreement.

         4.6 MILESTONE PAYMENTS. In addition to the up-front license fee and royalties required under this Article IV, Licensee shall make milestone payments to Licensor as set forth in Exhibit 3 hereto. Such payments shall be made in common stock of Licensee in the amounts recited in Exhibit 3 and shall be transferred to Licensor within thirty (30) days of occurrence of each of the events indicated on such exhibit. Such common stock will not be sold for at least one (1) year following the date on which the stock is transferred to Licensor, and no more than three thousand (3,000) of the shares shall be sold on any one trading date. Licensee guarantees the value of such shares to be the Guaranteed Value calculated in the same manner as set forth in Section 4.1 of this Agreement.

         4.7 MARKETING ARRANGEMENTS. Where Products are marketed by an entity other than Licensee under any type of commercial arrangement (including, without limitation, a sublicense, joint venture, distributorship, or collaboration agreement), the sales of the Products by such entity shall be used in calculating Gross Revenues for purposes of determining royalties payable to Licensor hereunder.

         4.8 CONDITIONS. The obligations of Licensee under this License
Agreement are conditioned on Licensee's satisfaction in its sole discretion at or prior to the date this License Agreement is executed with the results of its due diligence with respect to the business, operations, affairs, properties, assets, liabilities, obligations, profits and condition
(financial or otherwise) of Licensor; provided that compliance with any such conditions or parts thereof may be waived in writing by Licensee. Licensor agrees to provide Licensee with any information, including clinical or laboratory data or regulatory


                                      -13-



                                                CONFIDENTIAL TREATMENT REQUEST


filings, that Licensor requests as part of the due diligence performed under this Section 4.8.


                                    ARTICLE V
                               PAYMENT AND REPORTS

         5.1 NOTICE OF COMMERCIAL SALE. Licensee shall notify Licensor, in writing, within thirty (30) days of the date of the first commercial making, using or selling of Products.

         5.2 PAYMENTS AND REPORTS. Licensee agrees that Licensee shall provide within sixty (60) days after the end of each quarter of each calendar year:

                  (a) payment of amounts due to Licensor pursuant to this Agreement, including, but not limited to, amounts pursuant to Articles IV and VI; and

                  (b) a report summarizing the information and basis on which such amounts have been calculated.

         5.3 U.S. DOLLARS. All amounts payable in cash by Licensee shall be paid in U.S. Dollars. Conversion from currencies other than U.S. Dollars shall be at the rate of exchange used by Licensee for its general accounting purposes, consistent with generally accepted accounting principles.

         5.4 PROGRESS REPORTS. Until such time as earned royalties become payable pursuant to this Agreement, Licensee agrees to make an annual report to Licensor on each annual anniversary of the Effective Date covering Licensee's progress during the previous year toward research, development and commercialization.

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                                                CONFIDENTIAL TREATMENT REQUEST

         5.5 REPORT ON TERMINATION. Licensee also agrees to make a written report to Licensor within ninety (90) days after the termination of this Agreement, stating in such report the royalties payable hereunder and the basis therefor not previously reported to Licensor. Licensee shall also continue to make annual reports pursuant to the provisions of this Agreement covering making, using or selling of Products after termination thereof, such as the selling of stock on hand at termination which is specifically contemplated by this Agreement and the applicable earned royalties hereunder, until such time as all such makings, uses or sales shall have terminated. Concurrent with the submittal of each post-termination report, Licensee shall pay Licensor all applicable royalties.

         5.6 BOOKS AND RECORDS. Licensee shall keep accurate books and records with respect to the Products and/or Licensed Proprietary Property sufficient to enable the calculation of royalties payable hereunder to be verified. Upon thirty (30) days prior notice to Licensee, independent accountants selected by Licensor, reasonably acceptable to Licensee, after entering into a confidentiality agreement with Licensee, may have access to the books and records of Licensee to conduct a review or audit once per calendar year, for the sole purpose of verifying the accuracy of Licensee's payments and compliance with this Agreement. The accounting firm shall report to Licensor only whether there has been a royalty underpayment and, if so, the amount thereof. Such access shall be permitted during Licensee's normal business hours during the term of this Agreement and for three (3) years after the period to which the audit pertains. Any such inspection or audit shall be at Licensor's expense; provided that in the event the examination or audit results in a discrepancy in the correctness of the payments due under this Agreement in an amount in

                                                CONFIDENTIAL TREATMENT REQUEST

excess of five percent (5%) of the payments due Licensor for any single quarter audited, Licensee shall pay any and all costs or fees associated with such examination or audit. Neither such right to review or audit nor Licensor's right to receive any such underpayment shall be affected by any statement to the contrary appearing on checks or otherwise, unless such statements appear in a letter, signed by the party having such right and delivered to the other party, expressly waiving such right. Notwithstanding the foregoing, Licensor may require Licensee to furnish any other information reasonably requested to enable Licensor to evaluate Licensee's performance under this Agreement.

         5.7 DELINQUENT PAYMENTS. Payments provided for in this Agreement shall, when overdue, bear interest at the then existing prime rate at Citibank of New York (or its successor) plus four percent (4%) per annum until paid, but in no event shall such interest exceed the usury limit, if any, as may exist from time to time in the State of Nevada.


                                   ARTICLE VI
                             EFFORT TO COMMERCIALIZE


         6.1 COMMERCIALIZATION OBLIGATION. Licensee shall undertake to use commercially reasonable efforts with regard to commercialization of the Products.

         6.2 MINIMUM ROYALTIES. Licensee shall pay to Licensor within ninety
(90) days after the date specified at least the following amounts of minimum royalties within the time periods specified:

                  (a) on or before the third anniversary of the Effective Date, at least [ * ].

                                                CONFIDENTIAL TREATMENT REQUEST

                  (b) on or before the fourth anniversary of the Effective Date, at least [ * ].

                  (c) on or before the fifth anniversary of the Effective Date, at least [ * ].

                  (d) on or before each succeeding anniversary of the Effective Date, at least [ * ].

                  Minimum royalties paid in excess of earned royalties in a given year shall not be creditable to earned royalties for future years. Minimum royalties paid under this Section 6.2 may, at Licensee's option, be paid in shares of the common stock of Licensee. Common stock transferred under this Section 6.2 will not be sold for at least one (1) year following the date on which the stock is transferred to Licensor, and no more than three thousand (3,000) of the shares shall be sold on any one trading date. Licensee guarantees the value of such shares to be the Guaranteed Value calculated in the same manner as set forth in Section 4.1 of this Agreement.


                                   ARTICLE VII
                              PROTECTION OF PATENTS

                                                 CONFIDENTIAL TREATMENT REQUEST

         7.1 PROTECTION. Licensor agrees, where economically justified and within reasonable limits, to protect the Licensed Proprietary Property from infringement or misappropriation by third parties in the Field of Use and to prosecute such infringers or defendants, but the decision to undertake such protection shall be in the sole discretion of Licensor, and Licensor's decision as to whether any such action shall be taken by it shall be accepted by Licensee. In the event that Licensor shall recover profits and/or damages from said infringer or defendant in the Field of Use, Licensor agrees to turn over to Licensee twenty-five percent (25%) of any amounts paid to it by said infringer or defendant after deducting any of its expenses, including costs and legal fees incurred in such litigation. Each party agrees to cooperate fully with the other party in protection of the Licensed Proprietary Property, including by joining as a party to any proceeding if required by applicable law.

         7.2 NOTICE OF INFRINGEMENT; THIRD PARTY INFRINGEMENT. Licensor and Licensee shall each give immediate written notice to the other of any infringement of a Patent Right or misappropriation of Know-How or Improvements by any third party in the Field of Use as may come to its knowledge. Notwithstanding Section 7.1, if Licensor has not within six (6) months from the date on which it is notified or otherwise becomes aware of an infringement or misappropriation of the Licensed Proprietary Property in the Field of Use either terminated such infringement or initiated legal action against the infringer or defendant, it shall, upon written request of Licensee, grant to Licensee the right to prosecute an action against the infringer or defendant at Licensee's expense. Licensor agrees, in the event that Licensee cannot prosecute such infringement or misappropriation

                                                 CONFIDENTIAL TREATMENT REQUEST

in its own name, to sign and give to Licensee, as soon as practicable, all necessary documents in order for Licensee to prosecute at Licensee's expense but in the name of Licensor, such infringement or misappropriation. Licensee shall be entitled to deduct all of its expenses, including costs and legal fees incurred in bringing and prosecuting such infringement or misappropriation action, from royalties due Licensor with respect to the country in which such action is prosecuted after commencement of such infringement or misappropriation action. In the event Licensee desires to settle or compromise such suit or action in a manner that may adversely impact Licensor or Licensed Proprietary Property, Licensee shall not so settle or compromise such suit or action without the prior written consent of Licensor. In the event Licensee shall recover profits and/or damages from said infringer or defendant, Licensee agrees to pay to Licensor twenty-five percent (25%) of any amounts paid to it by said infringer or defendant after deducting any of its expenses, including costs and legal fees incurred in such litigation.

         7.3 NOTICE OF INFRINGEMENT; CLAIM OF LICENSEE INFRINGEMENT. Licensee shall promptly advise Licensor in writing of any notice or claim of any infringement and of the commencement against it of any suit or action for infringement of a third party patent made or brought against Licensee and based upon the use hereunder by Licensee of the Licensed Proprietary Property. Licensee shall have the right either to:

                  (a) request that Licensor enter into negotiations with such third party to obtain rights for Licensee under the third party patent; or

                  (b) request that Licensor defend such suit or action at Licensor's expense.

                                                 CONFIDENTIAL TREATMENT REQUEST

         7.4 ASSISTANCE. Licensor is neither obligated to enter into negotiations with such third party to obtain rights for Licensee under the third party patent nor obligated to defend such suit or action. If Licensor, at its sole discretion, elects to enter into negotiations with such third party to obtain rights for Licensee under the third party patent or if Licensor, at its sole discretion, elects to undertake at its own expense the defense of any such suit or action to the extent that the alleged infringement is based upon such use hereunder of the Licensed Proprietary Property, Licensee shall render to Licensor all reasonable assistance that may be required by Licensor in the negotiations or in the defense of such suit or action. Licensor has the primary right to control the defense of any such suit or action by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such suit or action in respect of which Licensee is a defendant by counsel of its own choice, subject to Licensor's right of control. Notwithstanding the foregoing, if Licensor has not within ninety (90) days (or such lesser period of time as is necessary to avoid entry of a default judgment against Licensor or Licensee) from the date of receipt of a request from Licensee under Section 7.3 either entered into negotiations with such third party to obtain rights for Licensee under the third party patent or initiated legal action to defend such suit, it shall, upon written request of Licensee, grant to Licensee the right to enter such negotiations or defend such suit. Licensee shall be entitled to deduct all its expenses, including attorneys' fees and specifically including costs and legal fees incurred in entering into such negotiations or defending such suit from royalties due Licensor after commencement of such action. Licensee shall not settle or compromise any such suit or action without the prior written

                                                 CONFIDENTIAL TREATMENT REQUEST

consent of Licensor, which consent shall not be unreasonably withheld.


                                  ARTICLE VIII
                     DISCLAIMER OF LIABILITY AND/OR WARRANTY

         8.1 NO WARRANTY. Nothing in this Agreement shall be construed as:

                  (a) a warranty or representation by Licensor as to the validity or scope of any Licensed Proprietary Property; or

                  (b) a warranty or representation that anything sold, used, produced or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and/or trademarks of third parties; or

                  (c) an express or implied warranty of merchantability or fitness for a particular purpose.

         8.2 NO DAMAGES. Licensor shall exercise reasonable care in verifying the accuracy of information provided under this Agreement but, subject to the provisions of the last sentence of Section 8.4, Licensor shall not be liable for any damages arising out of or resulting from any information made available hereunder or of the use thereof, nor shall it be liable to Licensee for consequential damages under any circumstances.

         8.3 NO WARRANTY OF QUALITY OR USEFULNESS. Licensor shall have no responsibility for the ability of Licensee to use such information, the quality or performance of any process or any product produced by Licensee with the aid of such information, or with respect to claims of third parties arising from Licensee's use of such information.

                                                 CONFIDENTIAL TREATMENT REQUEST

         8.4 INDEMNIFICATION. Licensee shall assume all responsibility and liability for the sale, use, production, and/or commercialization of the Products, including, but not limited to, the safety, effectiveness, and reliability of the process and/or products produced pursuant to this Agreement. Licensee further agrees to defend, indemnify, and hold Licensor, its trustees, directors, officers, employees, agents, representatives, successors, assigns, affiliated entities and controlled corporations (as defined herein) harmless from and against any and all liability, demands, damages, expenses and losses for death, personal injury, illness, or property damage, including the cost of defense against same, which may be asserted, or any claims which may be brought by third parties resulting from the sale, use, production, commercialization, or other disposition of the Licensed Proprietary Property or Products by Licensee. Licensee agrees that any sublicenses granted hereunder will include a similar indemnification provision for the benefit of Licensor. Licensee acknowledges that the Licensed Proprietary Property included herein is experimental and agrees to take all reasonable precautions to prevent death, personal injury, illness, and property damage. Licensor shall defend, indemnify, and hold Licensee and its directors, officers, employees and agents harmless as against any and all judgements, fees, expenses, liabilities, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action resulting from any claim, suit or proceeding brought by a third party against any of the foregoing entities, arising out of or in connection with any misrepresentation by Licensor with regard to, or in breach of, the representations and warranties set forth in Article X or to the extent due to the gross negligence or willful misconduct of Licensor.

                                                 CONFIDENTIAL TREATMENT REQUEST

         8.5 INSURANCE. Licensee agrees to purchase and/or maintain insurance coverage sufficient, taking into account its other assets, to establish the ability of Licensee to honor the indemnity made herein, and Licensor shall be listed as an additional named insured on any such insurance coverage. Licensee shall furnish evidence of its insurance coverage upon request of Licensor. For purposes of this agreement, the initial amount of insurance coverage required is in the face amount of Two Million Dollars ($2,000,000.00).


                                   ARTICLE IX
                              TERM AND TERMINATION

         9.1 TERM. The Term of this Agreement shall be for a period of ten (10) years extending from the first commercial revenue actually collected or for the life of the last to expire of the patents or patent applications of the Licensed Proprietary Property, whichever is earlier, unless sooner terminated as herein provided.

         9.2 TERMINATION FOR CAUSE; INSOLVENCY. If Licensee shall determine that it intends to declare itself insolvent or file for bankruptcy or reorganization, it shall give immediate written notice to Licensor. Failure to give such notice shall cause immediate termination of this Agreement, and all rights of Licensee in the Licensed Proprietary Property shall automatically revert to Licensor. If Licensee shall become bankrupt or insolvent; if the business or any assets or property of Licensee shall be placed in the hands of a receiver, assignee or trustee, whether by the voluntary act of Licensee or otherwise; if Licensee institutes or suffers to be instituted any procedure in bankruptcy court for reorganization or rearrangement of its financial affairs; or if Licensee makes a general

                                                 CONFIDENTIAL TREATMENT REQUEST

assignment for the benefit of creditors, this Agreement shall immediately terminate, and all rights of Licensee in the Licensed Proprietary Property shall automatically revert to Licensor. Upon occurrence of any of the foregoing events, Licensee shall give immediate written notice thereof to Licensor.

         9.3 DEFAULT. Upon any breach or default under this Agreement by Licensee, or upon any breach or default by Licensee under other legal agreements between Licensor and Licensee, Licensor may give written notice thereof to Licensee, and Licensee shall have thirty (30) days thereafter to cure such breach or default. If such breach or default is not so cured, Licensor may then in its sole discretion and option: (a) convert this exclusive License Agreement into a non-exclusive License Agreement, or (b) terminate this Agreement and the licenses granted by it, or (c) seek such other relief as may be provided by law in such circumstances by giving written notice thereof to Licensee. Notwithstanding the foregoing, in the event of any termination of this Agreement, any sublicenses granted by Licensee shall remain in force and effect and shall be assigned by Licensee to Licensor; provided that such sublicensee is currently in good standing with regard to its obligations under the sublicense or has cured any default or breach within the period provided in such sublicense; and further provided that (a) the financial obligations of each such sublicensee shall be limited to those due Licensor hereunder for the practice of such a sublicense; and (b) Licensor shall have no greater obligations, liabilities or duties to the sublicensee than Licensor has to Licensee under the terms of this Agreement.

         9.4 TERMINATION UPON NOTICE. Any provision herein not withstanding, Licensee may terminate this Agreement, in its entirety or as to any particular patent or patent

                                                 CONFIDENTIAL TREATMENT REQUEST

application or item of Know-How within the Licensed Proprietary Property, at any time by giving Licensor at least thirty (30) days prior written notice. From and after the effective date of such termination under this Section 9.4 with respect to a particular patent or patent application, such patent(s) or patent application(s) in the particular country shall cease to be within the Licensed Proprietary Property for all purposes of this Agreement. Likewise, from and after the effective date of such termination under this Section 9.4 with respect to a particular item of Know-How, such item of Know-How shall cease to be within the Licensed Proprietary Property for all purposes of this Agreement. From and after the effective date of termination of a patent, patent application or item of Know-How under this Section 9.4, all rights and obligations of Licensee with respect to such patent, patent application or item of Know-How shall terminate with respect to a particular Product, and the license to the terminated patent, patent application or item of Know-How granted to Licensee under Section 2.1 shall terminate with respect to such Product. Upon termination of this Agreement in its entirety under this Section 9.4, all rights and obligations of the parties shall terminate except as provided in Section 9.6 below.

         9.5 DISCONTINUANCE OF COMMERCIALIZATION. Upon termination hereof for any reason, Licensee agrees to discontinue the commercialization of the Licensed Proprietary Property, and (except as expressly provided herein) all sublicenses granted hereunder by Licensee shall terminate, or at the option of Licensor, be deemed to have been assigned to Licensor.

         9.6 PROVISIONS SURVIVING TERMINATION. Article V, Article XIII and Sections 8.1, 8.2, 8.3, 8.4, 10.4 and 11.3 of this Agreement, as well as all provisions relating to

                                                 CONFIDENTIAL TREATMENT REQUEST

Guaranteed Value, shall survive termination of this Agreement.


                                    ARTICLE X
                         REPRESENTATIONS AND WARRANTIES

         10.1 WARRANTY TO TITLE. Licensor represents and warrants that (i) it is a Nevada nonprofit corporation exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986; (ii) it owns the Licensed Proprietary Property; (iii) it has the legal power and authority to extend the rights granted to Licensee pursuant to this Agreement; (iv) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensor; (v) the Licensed Proprietary Property is free and clear of any lien, encumbrance, security interest or restriction on license in the Field of Use; (vi) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the Licensed Proprietary Property, or any portion thereof, in the Field of Use inconsistent with the license granted to Licensee herein; and (vii) to Licensor's best knowledge, there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the Licensed Proprietary Property.

         10.2 NO OTHER INFORMATION. Licensor represents that it has no knowledge of any information likely to have a material effect on the validity or enforceability of any patents within Patent Rights or any claim thereof which was not disclosed to the Patent Office at the time that the patent applications therefor were filed or during the pendency of said applications.

                                                 CONFIDENTIAL TREATMENT REQUEST

         10.3 POWER AND AUTHORITY. Licensee represents and warrants that it has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         10.4 COMPLIANCE WITH LAWS. Licensee represents and warrants that it will comply with all applicable laws and regulations, including without limitation, all United States laws and regulations controlling the export of commodities and technical data. Licensee will be solely responsible for any violation of such laws or regulations by Licensee or its sublicensee, and it will defend and hold Licensor harmless in the event of any legal action of any nature occasioned by such violation.


                                   ARTICLE XI
                         AGENCY/PARTNERSHIP/USE OF NAME

         11.1 NO AGENCY. Neither party shall be deemed to be an agent of the other party as a result of any transaction under or related to this Agreement, and shall not in any way pledge the other party's credit or incur any obligations on behalf of the other party.

         11.2 NO PARTNERSHIP. This Agreement shall not constitute either a partnership or a joint venture, and neither party may be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

         11.3 PROHIBITION AGAINST USE OF NAME. Except to the extent required to comply with applicable laws and regulations and subject to Section 13.3, without prior written consent obtained from Licensor, which shall not be unreasonably withheld, Licensee (including any Affiliate or sublicensee of Licensee) shall not use for purposes of sales,

                                                 CONFIDENTIAL TREATMENT REQUEST

advertising, marketing, marking of goods, promotion to investors, press releases or other publicity, etc.: (i) the name of (or any other information which would identify) Licensor or any corporation which is controlled by the same persons who control Licensor ("Other Corporation"); (ii) the names of trustees, directors, officers, or employees of Licensor or an Other Corporation; or (iii) any trademarks (or adaptations thereof) of Licensor or an Other Corporation. Without prior written consent obtained from Licensee, which shall not be unreasonably withheld, Licensor (including Other Corporations and any other Affiliate of Licensor) shall not use for purposes of sales, advertising, marketing, marking of goods, promotion to investors, press releases or other publicity: (i) the name of (or any other information which would identify) Licensee or any corporation which is controlled by the same persons who control Licensee ("Controlled Corporation"); (ii) the names of trustees, directors, officers, or employees of Licensee or a Controlled Corporation; or (iii) any trademarks (or adaptations thereof) of Licensee or a Controlled Corporation.


                                   ARTICLE XII
                                     MARKING

         Licensee agrees to apply or have applied to all articles and to all containers containing Products manufactured by it or any sublicensee(s) under this Agreement such patent notices as may be required by the laws of the territories where manufactured or as may reasonably be requested by Licensor.

                                                 CONFIDENTIAL TREATMENT REQUEST

                                  ARTICLE XIII
                    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

         13.1 CONFIDENTIAL INFORMATION. All Proprietary Property and confidential scientific and technical information communicated by one party to the other party under this Agreement, including information contained in patent applications, if identified in writing as Confidential Information at the time of disclosure, shall be kept confidential by such other party. Notwithstanding the foregoing, either party shall be relieved of the confidentiality obligations herein and not be prevented by this Agreement from utilizing any information received by it from the other party if:

                  (a) the information, at the time of disclosure, is in the public domain or, after disclosure, becomes part of the public domain through no fault of the receiving party;

                  (b) the receiving party can show that the information was in its possession at the time of disclosure and was not acquired, directly or indirectly, from the disclosing party;

                  (c) the information is lawfully obtained or received from a third party, other than the disclosing party, having the legal right to transmit same;

                  (d) the disclosure of such information is essential for the commercial exploitation of the Proprietary Property under this Agreement, provided that such information is disclosed subject to a secrecy agreement;

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                                                 CONFIDENTIAL TREATMENT REQUEST

                  (e) was independently developed by the receiving party without reference to any information or materials disclosed by the disclosing party; or

                  (f) was subsequently disclosed to the receiving party by a person other than a party without breach of any legal obligation to the disclosing party.

         13.2 ADDITIONAL PERMITTED DISCLOSURES. In addition, either party may disclose Confidential Information of the other (i) to their legal representatives, employees and Affiliates, and legal representatives and employees of Affiliates, consultants and sublicensees, to the extent such disclosure is reasonably necessary to achieve the purposes of this Agreement, and provided such representatives, employees, consultants and sublicensees have agreed in writing to obligations of confidentiality with respect to such information no less stringent than those set forth herein; (ii) in connection with the filing and support of patent applications; (iii) as reasonably required in the course of a contemplated public offering or private financing; (iv) to a potential sublicensee or corporate partner that has agreed in writing to confidentiality obligations no less stringent than set forth herein; or (v) if disclosure is compelled to be disclosed by a court order or applicable law or regulation, provided that the party compelled to make such disclosure (a) requests confidential treatment of such information; (b) provides the other party with sufficient advance notice of the compelled disclosure to provide adequate time to seek a protective order; and (c) discloses only the minimum necessary to comply with the requirement to disclose.

                                                 CONFIDENTIAL TREATMENT REQUEST

         13.3 NON-DISCLOSURE. The terms of this Agreement shall not be disclosed by Licensee or Licensor to any third party or be published unless both parties expressly agree otherwise in writing. Either party shall allow at least three
(3) business days notice of any proposed public disclosure for the other party's review and comment or to provide written consent. The text of any press release to be issued by Licensee and/or Licensor concerning this Agreement as well as the precise date and timing of the press release shall be agreed between the parties in writing in advance, such agreement not to be unreasonably withheld or delayed. However, this restriction shall not apply to announcements required by law or regulation, except that in such event the parties shall coordinate to the extent possible with respect to the details of any such announcement. This restriction shall not apply to disclosure of this Agreement to certain private third parties such as the shareholders, investment bankers, attorneys and other professional consultants of, and prospective investors in, Licensee or Licensor. Once a particular disclosure has been approved, further disclosures to similarly situated private third parties under this provision that do not differ materially therefrom may be made without obtaining any further consent of the other party.


                                   ARTICLE XIV
                                  MISCELLANEOUS

         14.1 CAPTIONS. The captions herein are for convenience only and shall not be deemed to limit or otherwise affect the construction hereof.

         14.2 NOTICES. Any notice or other communication hereunder must be given in

                                                 CONFIDENTIAL TREATMENT REQUEST

writing and (a) delivered in person, (b) transmitted by telex, telefax or other telecommunications mechanism, (c) mailed by certified or registered mail, postage prepaid, receipt requested, or (d) sent by overnight delivery with charges prepaid and receipt acknowledged, as follows:

         If to Licensor, addressed to:

                  Research Development Foundation
                  Andrew MacKenzie, Esq.
                  402 North Division Street
                  Carson City, Nevada 89703
                     Attn:  C. W. Wellen, President
                     cc:  James F. Weiler, Esq.

         If to Licensee, addressed to:

                  SuperGen, Inc.
                  Two Annabel Lane, Suite 220
                  San Ramon, California  94583
                     Attn:  Dr. Joseph Rubinfeld, CEO and President
                     cc: Ms. Lucy Chang, Senior Director, Planning and Legal
                         Affairs

or to such other address or to such other person as the party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by mail, three (3) days after such communication is deposited in the mails with postage prepaid, addressed as aforesaid, or (ii) if given by telecommunication or any other means, when actually received at such address.

         14.3 ASSIGNMENT. This Agreement, in whole or in part, shall not be assignable by either party without prior written consent of the other party, which consent shall not be unreasonably withheld (unless to a successor entity to the assigning party by merger, acquisition or other non-bankruptcy reorganization), and any attempted assignment

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                                                 CONFIDENTIAL TREATMENT REQUEST

without such consent shall be void.

         14.4 NO WAIVER. The failure of either party to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provisions, rights, or elections, or in any way to affect the validity of this Agreement. The exercise by either party of any of its rights herein or any of its elections under the terms or covenants herein shall not preclude either party from exercising the same or any other rights it may have under this Agreement, irrespective of any previous action or proceeding taken by either party hereunder.

         14.5 CHOICE OF LAW AND JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, U.S.A. applicable to contracts made in such State without regard to conflicts of law doctrines, and the parties agree that jurisdiction and venue for any dispute regarding this Agreement will be in such State.

         14.6 SEVERABILITY. If any provision of this Agreement is judicially determined to be void or unenforceable, such provision shall be construed to be severable from the other provisions of this Agreement, which shall retain full force and effect.

         14.7 FURTHER ACTS. The parties hereto agree promptly to execute, forward, or otherwise provide all documents and material necessary or desirable to effectuate this Agreement.

         14.8 ENTIRE AGREEMENT. Except for a pre-existing confidentiality agreement, the terms and conditions herein contained together with the Research Agreement constitute

                                                 CONFIDENTIAL TREATMENT REQUEST

the entire agreement between the parties and shall supersede all previous communications, either oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or understanding bearing on the same shall be binding upon either party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the parties and shall expressly refer to this Agreement.

         14.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their respective successors and assigns.


              [Remainder of page intentionally left blank]

                                                 CONFIDENTIAL TREATMENT REQUEST

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in multiple originals by their duly authorized representatives.


                         RESEARCH DEVELOPMENT FOUNDATION



                         By:        /s/ Andrew Mackenzie
                            ---------------------------------------

                         Print Name:    Andrew Mackenzie
                                    -------------------------------

                         Title:     Vice President
                               ------------------------------------

                         SUPERGEN, INC.



                         By:       /s/ Joseph Rubinfeld
                            -----------------------------------------

                         Print Name:     Joseph Rubinfeld
                                     --------------------------------
                         Title:   President & Chief Executive Officer
                                -------------------------------------

                                                 CONFIDENTIAL TREATMENT REQUEST



                                    EXHIBIT 1

                              Proprietary Property



                                      [ * ]

                                                 CONFIDENTIAL TREATMENT REQUEST



                                   EXHIBIT 1A

                                  Field of Use


                                      [ * ]

         This Field of Use is subject to modification pursuant to Section 6 b. of the Research Agreement.

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                                                 CONFIDENTIAL TREATMENT REQUEST


                                    EXHIBIT 2

                                List of Countries


                             United States
                             PCT *




* PCT Countries:  All countries will be designated in the initial PCT filing.
                  Within 30 months of the U.S. filing date, Licensor must select the specific PCT countries in which to actually file, which countries are currently expected to be as follows: Australia, Austria, Belgium, Canada, China, France, Germany, Ireland, Israel, Italy, Japan, Republic of Korea, New Zealand, Netherlands, Russian Federation, South Africa, Spain, Sweden, Switzerland, Taiwan, United Kingdom

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                                                 CONFIDENTIAL TREATMENT REQUEST

                                    EXHIBIT 3

                               Milestone Payments


         Licensee shall make the following milestone payments to Licensor with respect to each Product subject to this Agreement:

                  (a) [ * ] upon the earlier of (i) approval, or (ii) the date of effectiveness, of an "IND" filed with the FDA for such Product;

                  (b) [ * ] upon completion of a "Phase I" human clinical trial for such Product and the Final Report thereon;

                  (c) [ * ] upon completion of a "Phase II" human clinical trial for such Product and the Final Report thereon;

                  (d) [ * ] upon completion of any other phase of human clinical trials for such Product required by the FDA and the Final Report thereon; and

                  (e) [ * ] upon approval by the FDA of an "NDA" for such Product.